Exhibit 23.1

BDO Kendalls (NSW) Level 19, 2 Market St Sydney NSW 2000 GPO Box 2551 Sydney NSW 2001 Phone 61 2 9286 5555 Fax 61 2 9286 5599 info.sydney@bdo.com.au www.bdo.com.au

ABN 57 908 209 104
Marshall Edwards, Inc.
140 Wicks Road
NORTH RYDE NSW 2113
AUSTRALIA
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in this Registration Statement (Form S-8) of our report dated September 12, 2008, relating to the consolidated financial statements of Marshall Edwards, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2008.

/s/ BDO Kendalls
BDO Kendalls (NSW)
Sydney, NSW Australia
January 27, 2009
BDO Kendalls is a national association
of separate partnerships and entities.
Liability limited by a scheme approved
under Professional Standards Legislation